Exhibit 99.1

Contacts:	Roy I. Lamoreaux	A. Patrick Diamond
	Manager, Investor Relations	Vice President
	713-646-4222 — 800-564-3036	713-646-4487 — 800-564-3036
FOR IMMEDIATE RELEASE
Plains All American Pipeline, L.P. Prices
Public Offering of Common Units
     (Houston — March 17, 2009) Plains All American Pipeline, L.P. (NYSE: PAA) announced today that it has priced an underwritten public offering of 5,000,000 common units representing limited partner interests at $36.90 per common unit. The offering is expected to close on March 20, 2009. The Partnership has also granted the underwriters a 30-day option to purchase up to 750,000 additional common units to cover over-allotments, if any.
     The Partnership intends to use the net proceeds from the offering, including the proceeds from any exercise of the over-allotment option, to reduce outstanding borrowings under its credit facilities, which may be reborrowed to fund future investments, and for general partnership purposes.
     UBS Investment Bank, Citi, J.P.Morgan, Merrill Lynch & Co. and Wachovia Securities are joint book-running managers of the offering.
     A copy of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from the underwriters as follows:
UBS Investment Bank
Attn: Prospectus Dept.
299 Park Ave
New York, NY 10171
Telephone: 888-827-7275
Citi
Brooklyn Army Terminal
Attention: Prospectus Delivery Dept.
140 58th Street, Brooklyn, NY 11220
Telephone: (800) 831-9146
J.P. Morgan
Attn: Prospectus Library
4 Chase Metrotech Center, CS Level
Brooklyn, New York 11245
Telephone: 718-242-8002
Merrill Lynch & Co.
Attn: Prospectus Department
4 World Financial Center
New York, NY 10080
Wachovia Securities
Attn: Equity Syndicate Dept.
375 Park Avenue, New York, NY 10152
Email: equity.syndicate@wachovia.com
Telephone: 800-326-5897
     The common units were offered and sold pursuant to an effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission. This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.
     Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, the stability of the capital markets and other factors and uncertainties inherent in the marketing, transportation, terminalling, gathering and storage of crude oil discussed in the Partnership’s filings with the Securities and Exchange Commission.
     Plains All American Pipeline, L.P. is a publicly traded master limited partnership engaged in the transportation, storage, terminalling and marketing of crude oil, refined products and liquefied petroleum gas and other natural gas related petroleum products. Through its 50% ownership in PAA/Vulcan Gas Storage LLC, the partnership is also engaged in the development and operation of natural gas storage facilities. The Partnership is headquartered in Houston, Texas.
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